Exhibit 10.2

SECURITY HOLDER’S AGREEMENT

This SECURITY HOLDER’S AGREEMENT (as amended, modified or supplemented in accordance with the terms hereof, this “Agreement”) is entered into as of March 2, 2016, by and among Forsythe Family Farms, Inc., Gerald R. Forsythe, Forsythe-Fournier Farms, LLC, Forsythe-Fawcett Farms, LLC, Forsythe-Bernadette Farms, LLC, Forsythe Land Company, Forsythe Family Farms, L.P., Forsythe Family Farms II, L.P., and Forsythe-Breslow Farms, LLC (each, a “Security Holder”), on the one hand, and Farmland Partners Inc., a Maryland corporation (the “Company”), on the other hand.

W I T N E S S E T H:

WHEREAS, this Agreement is being made pursuant to the terms of that certain Contribution Agreement, dated as of November 9, 2015 (the “Contribution Agreement”), by and among each of the Security Holders, the Company, the Farmland Partners Operating Partnership, LP, a Delaware limited partnership and the operating partnership subsidiary of the Company (the “Operating Partnership”), and the other parties thereto, which provides for, in part, (i) the contribution by the Company to the Operating Partnership of shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock”), and the delivery by the Operating Partnership (or a subsidiary thereof) to the Security Holder of such Shares, and (ii) the issuance by the Operating Partnership of common units of limited partnership interest in the Operating Partnership (“OP Units”) and Series A Preferred Partnership Units (the “Preferred Units”) to the Security Holders (such deliveries and issuances being referred to herein together as the “Equity Issuance”); and

WHEREAS, in connection with the consummation of the Equity Issuance, the Company and the Security Holders wish to set forth certain understandings and agreements between such parties.

NOW THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. As used herein, the following terms shall have the meanings as set forth below:

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, “control”, when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided, however, that notwithstanding the foregoing, neither the Company nor any of its subsidiaries, including the Operating Partnership, shall be deemed an Affiliate of the Security Holders.

“Agreement” has the meaning set forth in the Preamble.

“Allowable Suspension Period” has the meaning set forth in Section 4.6(a).

“ATM Program” has the meaning set forth in Section 4.2(a).

“Beneficial Owner”, “Beneficially Own” and “Beneficial Ownership” have the meanings set forth in Rule 13d-3 or Rule 13d-5 promulgated under the Exchange Act; provided that, for purposes of determining whether a Person is a Beneficial Owner of a security, (i) a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any contract, arrangement or understanding or upon the exercise of conversion rights, redemption rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing), and (ii) a Person shall be deemed to be the Beneficial Owner of shares of Common Stock that may be issued upon redemption of any OP Units (including any OP Units received upon conversion of the Preferred Units); provided, further, that for purposes of calculating the percentage of fully diluted Common Stock that is Beneficially Owned by the Security Holders under Section 3.1(a), all shares of Common Stock which may be acquired by any Person (determined as described in clauses (i) and (ii) above) shall be deemed to be outstanding shares of Common Stock.

“Board” has the meaning set forth in Section 2.1(a).

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the cities of New York, New York or Denver, Colorado are required by law to close.

“Bylaws” means the Amended and Restated Bylaws of the Company, as the same may be amended, modified or restated from time to time.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations, or other equivalents (however designated, and whether voting or non-voting) of capital stock, partnership interests (whether general or limited), limited liability company membership interests, or equivalent ownership interests in, or issued by, such Person.

“Change of Control Transaction” means (i) a sale of all or substantially all of the direct or indirect assets of the Company (including by way of any reorganization, merger, consolidation, liquidation in a single transaction or a series of related transactions or other similar transaction), (ii) a direct or indirect acquisition of Beneficial Ownership by a Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Security Holders or their Affiliates, including by means of any transaction or series of transactions (including any reorganization, merger, consolidation, joint venture, share transfer or other similar transaction) pursuant to which the Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Security Holders or their Affiliates collectively own more than fifty percent (50%) of the Voting Securities of the Company or the surviving entity, as the case may be, or (iii) the obtaining by any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of the power (whether or not exercised) to elect a majority of the members of the Board (or similar governing body) of the Company.

“Charter” means the Articles of Amendment and Restatement of the Company, as the same may be amended, modified or restated from time to time.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means all information (irrespective of the form of communication, and irrespective of whether obtained prior to or after the date hereof) obtained by the Security Holders or its Representatives (as defined below) from the Company or its Representatives, in connection with the Beneficial Ownership of any Covered Securities or through its rights granted pursuant to this Agreement (including through its membership on the Board), other than information which (a) was already in the possession of the Security Holders or its Representatives, provided that such information is not known by the Security Holders or its Representatives to be subject to another obligation of confidentiality to the Company, (b) was or becomes generally available to the public other than as a result of a breach of this Agreement by the Security Holders or their Representatives, (c) was or becomes available to the Security Holders or their Representatives from a source other than the Company, its subsidiaries or their respective Representatives; provided that the source thereof is not known by the Security Holders or their Representatives to be bound by an obligation of confidentiality to the Company, or (d) is or becomes independently developed by or on behalf of the Security Holders or their Representatives without the use of any such information that would otherwise be Confidential Information hereunder. Subject to clauses (b) through (d) above, “Confidential Information” also includes all non-public information previously provided by the Company or its Representatives.

“Controlling Person” has the meaning set forth in Section 4.8(a).

“Convertible Securities” means any evidence of indebtedness, shares of Capital Stock (other than Common Stock) or other Securities (including options) that are directly or indirectly convertible into, redeemable for or otherwise exchangeable or exercisable for, shares of Common Stock.

“Covered Securities” means (i) the Shares, (ii) any OP Units or Preferred Units received by the Security Holders pursuant to the Equity Issuance, (iii) any shares of Common Stock issued to the Security Holders upon redemption of OP Units pursuant to the terms of the Operating Partnership Agreement, and (iv) any OP Units issued to the Security Holders upon conversion of Preferred Units pursuant to the terms of the Operating Partnership Agreement.

“Damages” has the meaning set forth in Section 4.8(a).

“DTC” means The Depository Trust Company.

“Effective Deadline” has the meaning set forth in Section 4.1(b).

“Effectiveness Period” has the meaning set forth in Section 4.1(b).

“End of Suspension Notice” has the meaning set forth in Section 4.6(b).

“Equity Issuance” has the meaning set forth in the Recitals.

“Exchange” means, initially, the NYSE and any successor thereto or, in the future, any other stock market on which the Common Stock is then listed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Holder” means the Security Holders and any Permitted Transferee that becomes a Holder pursuant to Section 4.12.

“Indemnified Party” has the meaning set forth in Section 4.8(c).

“Indemnifying Party” has the meaning set forth in Section 4.8(c).

“Nominating and Corporate Governance Committee” has the meaning set forth in Article IV, Section

1 of the Bylaws (or any successor committee of the Board).

“Nomination Deadline” has the meaning set forth in Section 2.1(c).

“Nomination Information” has the meaning set forth in Section 2.1(a).

“Nomination Termination Date” has the meaning set forth in Section 2.1(f).

“NYSE” means the New York Stock Exchange, or successor thereto.

“Operating Partnership” has the meaning set forth in the Recitals.

“Operating Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of April 16, 2014, as may be amended, modified or restated from time to time, including pursuant to the OP Agreement Amendment (as defined in the Contribution Agreement).

“OP Units” has the meaning set forth in the Recitals.

“Permitted Transferee” has the meaning set forth in Section 4.12.

“Person” means an individual or a corporation, partnership, limited liability company, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Piggyback Registration” has the meaning set forth in Section 4.2(a).

“Prospectus” has the meaning set forth in Section 4.6(b).

“Contribution Agreement” has the meaning set forth in the Recitals.

“Registrable Securities” means the shares of Common Stock held beneficially or of record by any of the Holders, including, without limitation, (i) the Shares, (ii) shares of Common Stock that may be issued, at the Company’s election, upon redemption of OP Units in accordance with the Operating Partnership Agreement and the Agreement, and (iii) shares of Common Stock acquired by way of a dividend, stock split, recapitalization, plan of reorganization, merger, sale of assets or otherwise.  Registrable Securities shall continue to be Registrable Securities until (x) they are sold pursuant to an effective Registration Statement under the Securities Act or (y) the date on which such Registrable Securities may be sold by their Holder without registration under the Securities Act pursuant to Rule 144 (or any similar provision then in force) without restriction or limitation thereunder on volume or manner of sale or other restrictions or limitations under Rule 144 and without the requirement to be in compliance with Rule 144(c)(1).

“Registration Expenses” has the meaning set forth in Section 4.3.

“Registration Statement” means any registration statement filed by the Company under the Securities Act that covers the resale of any of the Registrable Securities, including a prospectus, amendments and supplements thereto, and all exhibits and material incorporated by reference therein.

“Representatives” of a Person means such Person’s officers or directors (or Persons serving similar functions), employees, members, agents, partners, attorneys, accountants, consultants, bankers and financial advisors.

“Required Registration” has the meaning set forth in Section 4.1(a).

“SEC” means the Securities and Exchange Commission.

“Securities” or “Security” means Capital Stock, limited partnership interests, limited liability company interests, beneficial interests, warrants, options, restricted stock units, notes, bonds, debentures, and other securities, equity interests, ownership interests and similar obligations of every kind and nature of any Person.

“Securities Act” means the Securities Act of 1933 or any successor federal statute, and the rules and regulations of the SEC thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

“Security Holder” has the meaning set forth in the Preamble.

“Security Holder Nominee” has the meaning set forth in Section 2.1(a).

“Shares” has the meaning set forth in the Recitals.

“Standstill Period” has the meaning set forth in Section 3.1(a).

“Suspension Event” has the meaning set forth in Section 4.6(a).

“Suspension Notice” has the meaning set forth in Section 4.6(a).

“Trading Day” means any day on which the Common Stock is traded on the Exchange; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on the Exchange for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on the Exchange (or if the Exchange does not designate in advance the closing time of trading, then during the hour ending at 4:00:00 p.m., New York Time).

“Transfer” means any direct or indirect sale (including a short sale), assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise) or entry into any contract, option or agreement with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, “put equivalent position” (as defined by Rule 16a-1(h) of the Exchange Act), hedging transaction or other transfer (by operation of law or otherwise), of any capital stock or interest (including voting interest) in any capital stock.

“Underwriters’ Maximum Number” means, for any Piggyback Registration that relates to an underwritten offering of securities by the Company, that number of securities to which such registration should, in the reasonable opinion of the managing underwriter(s) of such registration, in light of marketing factors, be limited.

“Voting Securities” means at any time shares of any class of Capital Stock or other Securities of the Company, including Convertible Securities that may be converted into, exercised for, or otherwise exchanged for such shares of Capital Stock, that are then entitled to vote generally in the election of Directors and not solely upon the occurrence and during the continuation of certain specified events until the occurrence of such specified event.

1.2 Construction. The language used in this Agreement shall be deemed to be the language approved by all parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party. As used in this Agreement and required by the context, the singular and plural shall be deemed to include all genders; words importing persons shall include partnerships, corporations and other entities. Whenever in this Agreement the word “including” is used, it shall be read as if the phrase “including without limitation” were actually used in the text. Where any provision in this Agreement refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such person. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or.”

ARTICLE II

CORPORATE GOVERNANCE

2.1 Board Nomination Rights.

(a)  No later than thirty (30) days after the Closing, the Company shall increase the number of directors of the Board in accordance with Article III, Section 2 of the Bylaws to seven (7) directors and elect to the Board of Directors of the Company (the “Board”) one (1) individual nominee (the “Security Holder Nominee”) designated by Gerald R. Forsythe, as the representative of the Security Holders for purposes of this Agreement (the “Security Holder Representative”), to fill the vacancy created by increasing the size of the Board; provided, however, that no such election of a Security Holder Nominee shall be required if the Board reasonably determines in good faith, after consultation with outside legal counsel, that such Security Holder Nominee (i) has been involved in any of the events enumerated in Items 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Exchange Act, (ii) is subject to any order, decree or judgment of any governmental authority prohibiting service as a director of any public company, (iii) does not meet the applicable independence standards required by the listing rules of the New York Stock Exchange, and/or (iv) does not have the requisite skill and experience to serve as a director of a publicly-traded company (as such requisite skill and experience is assessed by the Nominating and Corporate Governance Committee), in which case the Security Holder Representative shall withdraw the designation of such Security Holder Nominee and shall designate another individual as a Security Holder Nominee, which replacement will also be subject to the requirements of this Section 2.1(a). The Security Holders will take all necessary action to cause any Security Holder Nominee to consent to such reference and background checks and to provide such information (including information necessary to determine such Security Holder Nominee’s independence status as well as information necessary to determine any disclosure obligations of the Company) as the Board or its Nominating and Corporate Governance Committee may reasonably request in connection with the Company’s disclosure obligations or in connection with the Company’s legal, regulatory or stock exchange requirements (collectively, the “Nomination Information”), which requests shall be of the same type and scope as the Company requests of all other nominees to the Board. As of the date of this Agreement, the Security Holder Representative has designated Gerald R. Forsythe as the initial Security Holder Nominee, and the Company has determined that such Security Holder Nominee satisfies the requirements of this Section 2.1(a).

(b) The Company agrees, to the fullest extent permitted by applicable law (including with respect to any standard of conduct required of directors under Maryland law), to include in the slate of nominees recommended by the Board (or the Nominating and Corporate Governance Committee of the Board) for election at any annual or special meeting of stockholders of the Company at which directors are to be elected to the Board (or consent in lieu of meeting) the applicable Security Holder Nominee, and to nominate, recommend and use its reasonable best efforts to solicit the vote of stockholders of the Company to elect to the Board such slate of directors (which efforts shall, to the fullest extent permitted by applicable law, include the inclusion in any proxy statement prepared, used, delivered or publicly filed by the Company to solicit the vote of its stockholders in connection with any such meeting the recommendation of the Board that the stockholders of the Company vote in favor of the slate of directors, including the Security Holder Nominee). Notwithstanding anything to the contrary, however, nothing shall prevent the members of the Board from acting in accordance with their respective duties under Maryland law or other applicable law or rule or requirement of the New York Stock Exchange.  The Board shall have no obligation to nominate, elect or appoint any Security Holder Nominee if (i) such nomination, election or appointment would violate applicable law or New York Stock Exchange requirements, or result in a breach by the Board of its fiduciary duties to the Company and its stockholders, (ii) the applicable Security Holder Nominee does not have the requisite skill and experience to serve as a director of a publicly-traded company (as such requisite skill and experience is assessed by the Nominating and Corporate Governance Committee), or (iii) the applicable Security Holder Nominee does not meet the applicable independence standards required by the listing rules of the New York Stock Exchange; provided that the foregoing shall not limit the right of the Security Holder Representative to designate an alternative individual as the Security Holder Nominee nominated for election to the Board, subject to the other terms, conditions and provisions of this Article II.

(c) The Security Holder Representative shall deliver to the Company a written notice identifying the Security Holder Nominee, together with all Nomination Information about such proposed Security Holder Nominee as shall be reasonably requested by the Board (or the Nominating and Corporate Governance Committee thereof) no later than the earlier of (the “Nomination Deadline”) (x) fifteen (15) Business Days following the written request of the Company, and (y) the time by which such information is reasonably requested by the Board (or the Nominating and Corporate Governance Committee thereof) to be delivered (which time shall be concurrent with the request for such information from and otherwise consistent with the request for such information from the other nominees). If the Security Holder Representative fails to designate the Security Holder Nominee it is entitled to designate prior to such time, then the Security Holder Nominee previously designated by the Security Holder Representative and then serving on the Board (if any) shall be the proposed Security Holder Nominee. If a Security Holder Nominee who has been designated by the Security Holder Representative and nominated for election as a director in accordance with this Section 2.1 is not so elected at any meeting of the stockholders of the Company at which directors are to be elected, then (x) such Security Holder Nominee shall not be a director for such new term, (y) any such election loss shall not be deemed to create a vacancy that the Security Holder Representative shall have the right to fill pursuant to this Agreement, and (z) neither the Company nor the Board will be obligated to increase the size of the Board or take any other action during such new term to elect such Security Holder Nominee or any designated replacement thereof to serve as an additional director during such new term; provided, however, that nothing in the foregoing clauses (x), (y) or (z) shall in any way affect the rights of the Security Holder Representative, in connection with the next meeting of the stockholders of the Company at which directors are to be elected, to designate the Security Holder Nominee to which it is entitled pursuant to Section 2.1(a) (subject to Section 2.1(f)); and

(d) Prior to the Nomination Termination Date, the Security Holder Representative shall have the exclusive right to designate a nominee to fill any and all vacancies created by reason of the death, resignation or removal (in accordance with the Charter) of the Security Holder Nominee and such nominee will be promptly elected to the Board by the Board to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. If the Security Holder Representative fails to designate a replacement Security Holder Nominee for any such vacancy prior to the Nomination Deadline or, if later, the time by which the Company reasonably requires such information in connection with its next meeting of stockholders at which directors are to be elected, then such directorship shall be eliminated by the Board with effect immediately prior to such next meeting. If such directorship shall be so eliminated, the Security Holder Representative shall have the right to designate the Security Holder Nominee pursuant to Section 2.1(a) (subject to Section 2.1(f)) to fill such vacancy at the subsequent meeting of stockholders at which directors are to be elected, and immediately prior to such meeting the Company shall increase the number of directors of the Board in accordance with Article III, Section 2 of the Bylaws to create the necessary number of vacancy(ies).

(e) The Security Holder Nominee serving on the Board shall be subject to the policies and requirements of the Company and the Board, including the Company’s Corporate Governance Guidelines and the Company’s Code of Business Conduct and Ethics, in a manner consistent with the application of such policies and requirements to other members of the Board, and shall be entitled to the same rights, privileges and compensation applicable to all other members of the Board generally or to which all such members of the Board are entitled.

(f) All obligations of the Company under this Section 2.1 shall terminate (and neither the Security Holder Representative nor any other Security Holder shall have any further rights to designate a Security Holder Nominee) upon the first to occur of: (A) such time as the Security Holders Beneficially Own, in the aggregate, a number of shares of Common Stock representing less than 10% of the total number of shares of Common Stock (on a fully diluted basis, taking into account all outstanding OP Units), or (B) the delivery by the Security Holder Representative of written notice to the Company irrevocably waiving and terminating all of the Security Holders’ rights under this Section 2.1 (the date of termination of the obligations of the Company under this Section 2.1 pursuant to the foregoing clauses (A) or (B) being referred to herein as the “Nomination Termination Date”), and upon such Nomination Termination Date, the Security Holder Representative shall cause the Security Holder Nominee then serving on the Board to promptly resign from the Board.

(g) Except in accordance with this Section 2.1, the Board shall not seek the removal of the Security Holder Nominee without the prior written consent of the Security Holder Representative.

ARTICLE III

COVENANTS

3.1 Standstill.

(a) The Security Holders agree that during the period beginning on the date of this Agreement and ending on the date on which the Security Holders Beneficially Own, in the aggregate, a number of shares of Common Stock representing less than 10% of the total number of shares of Common Stock (on a fully diluted basis taking into account all outstanding OP Units), then outstanding (such period, the “Standstill Period”), without the prior written consent of the Company, each Security Holder will not at any time, nor will it cause or permit any of its Affiliates or any of its or their Representatives (acting at its or their direction or on its or their behalf) to, acquire, make any proposal or offer to acquire, or propose or facilitate the acquisition of, directly or indirectly, by purchase or otherwise, record or Beneficial Ownership of (i) any additional equity securities of the Company, including shares of Common Stock, or securities of the Company convertible, exchangeable, redeemable or exercisable into such equity securities (other than any shares of Common Stock issued or issuable as a result of any stock split, stock dividend or distribution, subdivision, recapitalization or other similar transaction or upon redemption of OP Units for shares of Common Stock in accordance with the terms of the Operating Partnership Agreement), or (ii) any debt securities of the Company or of any of its subsidiaries or other direct or indirect interests in loans or recourse indebtedness issued by the Company or any of its subsidiaries. During the Standstill Period, without the prior written consent of the Company, the Security Holders agree that they will not at any time, nor will they cause or permit any of their Affiliates or any of its or their Representatives (acting at its or their direction or on its or their behalf) to, directly or indirectly:

(i) enter into, agree to enter into, commence or submit any merger, consolidation, tender offer, exchange offer, business combination, share exchange, recapitalization, restructuring or other extraordinary transaction involving the Company, any subsidiary or division of the Company, or any of their respective securities or assets or take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of any such transaction;

(ii) tender into a tender or exchange offer commenced by a third party other than a tender or exchange offer that the Board has affirmatively publicly recommended to the Company’s stockholders that such stockholders tender into such offer and has not publicly withdrawn or changed such recommendation (and in the case of such a withdrawal or change of recommendation, it shall not be a breach of this clause (ii) if the tendered or exchanged securities are withdrawn prior to the expiration of such tender or exchange offer);

(iii) (x) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) to vote any securities of the Company under any circumstances, or deposit any securities of the Company in a voting trust or subject them to a voting agreement, pooling agreement or other agreement of similar effect (other than solely between or among the Security Holders or any of their Affiliates), (y) seek to advise or influence any Person with respect to the voting of any securities of the Company or the Operating Partnership (other than to vote as recommended by Board), or (z) grant any proxy with respect to any shares of Common Stock (other than (A) in connection with satisfying the Security Holders’ obligations under Section 3.1(b)) or (B) otherwise to the Company or a Person specified by the Company in a proxy card provided to stockholders of the Company by or on behalf of the Company) or other equity securities of the Company;

(iv) form, join or in any way participate in a “group” (as that term is used for purposes of Rule 13d-5 or Section 13(d)(3) of the Exchange Act) with respect to any of securities of the Company, other than a group including solely the Security Holders and their Affiliates;

(v) disclose any intention, plan or arrangement to change any of the members of the Board (other than pursuant to its rights hereunder), any of the executive officers of the Company, the Charter or the Bylaws, other than to the Company or the Board or their Representatives;

(vi) call, request the calling of, or otherwise seek or submit a written request for the calling of a special meeting of, or initiate any stockholder proposal for the election of any director (other than the designation to the Company of the Security Holder Nominee in accordance with Section 2.1) or any other action by, the stockholders of the Company;

(vii) seek to influence or control the management of the Board, or the policies, affairs or strategy of the Company or the Operating Partnership (other than through representation on the Board by the Security Holder Nominee);

(viii) publicly disclose any intention, plan or arrangement inconsistent with the foregoing;

(ix) advise, knowingly assist or knowingly encourage, or enter into any arrangements with, any other Persons in connection with any of the foregoing;

(x) request the Company to amend or waive any provision of this Section 3.1 (including this clause (x)); or

(xi) bring any action or otherwise contest the validity of this Section 3.1;

provided, that the restrictions set forth in this Section 3.1(a) shall not be deemed to restrict any actions taken by any Security Holder Nominee serving on the Board solely in his or her capacity as a director or any non-public, internal actions taken by the Security Holders or any of their Affiliates or Representatives to prepare any Security Holder Nominee to act in such capacity.

(b) Until such time as the Security Holders Beneficially Own, in the aggregate, a number of shares of

Common Stock representing less than 5% of the total number of shares of Common Stock (on a fully diluted basis taking into account all outstanding OP Units), the Security Holders shall cause all shares of Common Stock held by the Security Holders to be voted by proxy (returned sufficiently in advance of the deadline for proxy voting for the Company to have the reasonable opportunity to verify receipt) mailed to the stockholders of the Company in connection with the solicitation of any proxy (i) in favor of all persons nominated to serve as directors of the Company by the Board (or the Nominating and Corporate Governance Committee thereof) in any slate of nominees which includes Security Holder Nominee, and (ii) otherwise in accordance with the recommendation of the Board (to the extent such recommendation is not inconsistent with the rights of the Security Holders under this Agreement) with respect to any other action, proposal or other matter to be voted upon by the stockholders of the Company other than in connection with (A) any proposed Change of Control Transaction, (B) any amendment to the Charter or Bylaws, or (C) any other transaction that the Company submits to a vote of the stockholder approval pursuant to Section 312.03 of the NYSE Listed Company Manual (or, if applicable, any successor rule or regulation of the NYSE).

3.2 Confidentiality.

(a) In furtherance of and not in limitation of any other similar agreement the Security Holders or any of their Representatives may have with the Company or its subsidiaries or any other Person, the Security Holders hereby agree that all Confidential Information with respect to the Company and its subsidiaries (including the Operating Partnership) and its and their respective businesses, finances and operations shall be kept confidential by the Security Holders and their Representatives, shall not be disclosed by any such Person in any manner whatsoever, except as permitted by this Section 3.2(a) and shall not be used for any purpose other than as expressly permitted by this Agreement. Any Confidential Information may be disclosed:

(i) by the Security Holders to their Affiliates and its and their Representatives, in each case, solely if and to the extent any such Affiliate or Representative needs to be provided such Confidential Information to assist the Security Holders in evaluating or reviewing its investment in the Company, including in connection with the disposition thereof, and each such Affiliate or Representative shall be deemed to be bound by the provisions of this Section 3.2(a) and the Security Holders shall be responsible for any breach of this Section 3.2(a) by any such Affiliate or Representative;

(ii) by the Security Holders or any of their Representatives to the extent the Company consents in writing; or

(iii) by the Security Holders or any of their Representatives to the extent that any of the Security Holders or their Representatives have received advice from its counsel (including in-house counsel) that such Security Holders are required to do so to comply with applicable law or legal or regulatory process or any request by or from a governmental or regulatory authority; provided, that, prior to making such disclosure, such Person uses reasonable best efforts to preserve the confidentiality of the Confidential Information to the extent permitted by applicable law, including, to the extent reasonably practicable and permitted by applicable law, (A) consulting with the Company regarding such disclosure and (B) if requested by the Company, assisting the Company in seeking a protective order to limit the scope of or prevent the requested disclosure; provided, further, that the Security Holders or their Representatives use reasonable best efforts to disclose only that portion of the Confidential Information as is requested by the applicable governmental or regulatory authority or as is, based on the written advice of its counsel (including in-house counsel), required to comply with applicable law or legal or regulatory process.

(b) The Security Holders agree that, without limiting any Security Holder Nominee’s legal duties as a member of the Board under applicable law but subject to Section 3.2(a) above, each of the parties hereto hereby consents to the Security Holder Nominee sharing any information such Security Holder Nominee

(in his or her capacity as such) receives from the Company with the Security Holders, their Affiliates and their respective Representatives, in each case, who shall be deemed to be bound by the provisions of this Section 3.2 and, in the case of an Affiliate of the Security Holders, by Section 3.1 (and the Security Holders shall also remain responsible for any breach of such provisions by the Security Holders’ Affiliates and Representatives), for the internal use by the Security Holders and their Affiliates of any such information, subject, however, to (x) the Security Holders or any of their Affiliates maintaining adequate procedures to prevent such information from being used in connection with the purchase or sale of securities of the Company in violation of applicable law or this Agreement, and (y) compliance by the Security Holders with the confidentiality provisions set forth in this Section 3.2 and any applicable restrictions set forth in Section 3.1. The Security Holders hereby covenant and agree that they will establish and maintain adequate procedures to prevent Confidential Information with respect to the Company, its subsidiaries and its and their businesses, finances and operations from being disclosed in violation of this Agreement.

ARTICLE IV

REGISTRATION RIGHTS

4.1 Registration Statement.

(a) Subject to Section 4.6 and the other provisions of this Article IV, the Company shall use its reasonable best efforts to file with the SEC, prior to the Effective Deadline (as defined below), a Registration Statement covering the registration of the resale at any time or from time to time of all Registrable Securities (together with any other registration required by this Article IV, the “Required Registration”). To the extent the staff of the SEC does not permit all of the Registrable Securities to be registered on a Registration Statement, the Company shall file additional Registration Statement(s) successively trying to register on each such additional Registration Statement the resale of the maximum number of remaining Registrable Securities until the earlier of (i) all of the Registrable Securities have been registered for resale with the SEC, or (ii) the date on which all of the remaining Registrable Securities may be sold without restriction or limitations pursuant to Rule 144 and without requirement to be in compliance with Rule 144(c)(1) (or any successor thereto). The Registration Statement shall be on Form S-3, unless the Company is not then eligible to file a registration statement on Form S-3 under the Securities Act, in which case (A) such registration statement shall be on Form S-11 or other appropriate form under the Securities Act which the Company is then eligible to file, and (B) the Company shall undertake to register the resale of the Registrable Securities on Form S-3 as soon as such form is available, provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the resale of the Registrable Securities has been declared effective by the SEC.

(b) The Company agrees (subject to Section 4.6 hereof) to cause the Registration Statement to be declared effective by the SEC as soon as practicable after the filing thereof but in any event prior to the one (1) year anniversary of the Closing (the “Effective Deadline”).  Subject to Section 4.6 hereof, the Company agrees to use commercially reasonable efforts to keep the Registration Statement continuously effective (including the preparation and filing of any amendments and supplements necessary for that purpose) under the Securities Act for a period that will terminate upon the earlier of (i) the date on which all Registrable Securities covered by the Registration Statement have been sold, and (ii) the date on which all of the Registrable Securities covered by the Registration Statement may be sold without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) under the Securities Act (the “Effectiveness Period”).

4.2 Piggyback Registration.

(a) Subject to Section 4.6 hereof, if, at any time while there still remain Registrable Securities, the Company is no longer eligible to use or, notwithstanding its obligations under Section 4.1(a), otherwise the Registration Statement is not effective, the Company proposes to file a new registration statement under the Securities Act with respect to an offering of Common Stock for (i) the Company’s own account (other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the Commission) or with respect to a Company at-the-market offering program (“ATM Program”) or Company dividend reinvestment or employee stock purchase plans), or (ii) the account of any holder of Common Stock (other than the Holders), then the Company shall give written notice of such proposed filing to the Holders as soon as reasonably practicable (but in no event less than ten (10) Business Days before the anticipated filing date of such new registration statement). Upon a written request, given by Holders to the Company within five (5) Business Days after delivery of any such notice by the Company, to include Registrable Securities in such Registration (which request shall specify the number of Registrable Securities proposed to be included in such new registration statement if such registration statement is not a “pay as you go” Automatic Shelf Registration Statement), the Company shall, subject to Section 4.6 hereof, include all such requested Registrable Securities in such new registration statement on the same terms and conditions as applicable to the Company’s or such holder’s Common Stock (a “Piggyback Registration”). Notwithstanding the foregoing, if at any time after giving written notice of such proposed filing and prior to the effective date of such new registration statement, the Company or such holders shall determine for any reason not to proceed with the proposed filing of the new registration statement, then the Company may, at its election, give written notice of such determination to the Holders and, thereupon, will be relieved of its obligation to Register any Registrable Securities in connection with such new registration statement.

(b) The Holders of Registrable Securities shall be permitted to withdraw all or any part of their Registrable Securities from any Piggyback Registration at any time on or before the second (2nd) Business Day prior to the planned effective date of such Piggyback Registration, except as otherwise provided in any written agreement with the Company’s underwriter(s), if any, establishing the terms and conditions under which such Holders would be obligated to sell such securities in such Piggyback Registration.

(c) If a Piggyback Registration is an underwritten offering of Common Stock on behalf of the Company, and the managing underwriter(s) of such underwritten offering advise the Company that in its or their reasonable opinion the number of shares of Common Stock proposed to be included in such registration exceeds the Underwriters’ Maximum Number, then the Company shall include in such registration (i) first, the number of shares of Common Stock proposed to be offered by the Company, (ii) second, the number of shares of Common Stock requested to be included therein by all Holders who have requested registration of Registrable Securities in accordance with Section 4.2(a), pro rata on the basis of the aggregate number of Registrable Securities requested to be included by each such Holder and (iii) third, any other shares of Common Stock that have been requested to be so included by any other person.

(d) In any Piggyback Registration that is an underwritten offering by the Company, the Company shall have the right to select the managing underwriter(s) for such underwritten offering.

4.3 Registration Expenses. In connection with registrations pursuant to Section 4.1 or Section 4.2 hereof, the Company shall pay all of the costs and expenses incurred in connection with the registrations thereunder (the “Registration Expenses”), including (a) all registration and filing fees and expenses, including, without limitation, those related to filings with the SEC, (b) all fees and expenses of compliance with state securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (c) all reasonable processing, duplicating and printing expenses, including expenses of printing prospectuses reasonably requested by any Holder, (d) all of the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any liability insurance and the expense of any annual audit or quarterly review), (e) all fees and expenses incurred in connection with listing the Registrable Securities for trading on a national securities exchange, (f) all fees and expenses in connection with the preparation of the Registration Statement and related documents covering the Registrable Securities, (g) all fees and expenses, if any, incurred with respect to any filing with FINRA, (h) the cost of providing any CUSIP or other identification numbers for the Registrable Securities, (i) all fees and expenses of any special experts retained by the Company in connection with such registration, (j) any documented out-of-pocket expenses of any underwriter(s) incurred in connection with an underwritten offering of shares of Common Stock by the Company, (k) all fees and expenses and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company and (l) all reasonable and documented fees and expenses of one (1) counsel for the Holders per registration in an amount not to exceed $10,000 per registration. Other than as provided in the foregoing sentence, the Company shall have no obligation to pay any out-of-pocket expenses of the Holders relating to the registrations effected pursuant to this Agreement, including the fees and expenses of any counsel to the Holders. Each Holder shall be responsible for the payment of any brokerage and sales commissions, underwriting discounts and commissions, additional fees and disbursements of counsel for the Holders, accountants and other advisors, and any transfer taxes relating to the sale or disposition of the Registrable Securities by such Holder pursuant to this Agreement. The obligation of the Company to bear the expenses described in this Section 4.3 shall apply irrespective of whether any sales of Registrable Securities ultimately take place.

4.4 Registration Procedures. In the case of each registration effected by the Company pursuant to this Agreement, the Company shall keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. In connection with any such registration:

(a) The Company will (i) promptly prepare and file with the SEC such amendments and supplements to each Registration Statement as may be necessary to keep such Registration Statement effective for as long as such registration is required to remain effective pursuant to the terms hereof, (ii) cause the prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (iii) ensure that each Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading, and (iv) comply with the provisions of the Securities Act applicable to it with respect to the disposition of all Registrable Securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the Holders set forth in such Registration Statement or supplement to the prospectus.

(b) The Company will, at least ten (10) Business Days prior to filing a Registration Statement or at least five (5) Business Days prior to filing a prospectus or any amendment or supplement to such Registration Statement or prospectus (but not including any deemed amendment or supplement by virtue of making any required filings under the Exchange Act), furnish to (i) each Holder of Registrable Securities covered by such Registration Statement and (ii) Holders’ counsel copies of such Registration Statement and each amendment or supplement as proposed to be filed, together with any exhibits thereto, which documents will be subject to reasonable review and comment by each of the foregoing Persons within five (5) Business days after delivery, and thereafter, furnish to such Holders and Holders’ counsel a such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all documents filed (but not incorporated by reference) as exhibits thereto), the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents or information as such Holder and Holders’ counsel may reasonably request in order to facilitate the disposition of the Registrable Securities in accordance with the plan of distribution set forth in the prospectus included in the Registration Statement; provided, however, that notwithstanding the foregoing, if the Company intends to file any prospectus, prospectus supplement or prospectus sticker that does not make any material changes in the documents already filed, then Holders’ counsel will be afforded such opportunity to review such documents prior to filing consistent with the time constraints involved in filing such document, but in any event no less than one (1) Business Day prior to such filing.

(c) The Company will promptly notify each Holder of any stop order issued or threatened by the SEC and, if entered, use reasonable best efforts to prevent the entry of such stop order or to remove it as soon as reasonably possible.

(d) On or prior to the date on which the Registration Statement is declared effective, the Company shall use reasonable best efforts to register or qualify such Registrable Securities under any applicable securities or blue sky laws of such jurisdictions and do any and all other lawful acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition in such jurisdictions of such Registrable Securities, and use commercially reasonable efforts to keep each such registration or qualification (or exemption therefrom) effective during the period which the Registration Statement is required to be kept effective; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction.

(e) The Company will notify each Holder and Holders’ counsel promptly in writing (provided that in no event shall such notice contain any material, non-public information), (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed (but not including any deemed amendment or supplement by virtue of making any required filings under the Exchange Act) and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or prospectus or for additional information to be included in any Registration Statement or prospectus or otherwise, (iii) of the issuance by any state securities commission or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or blue sky laws or the initiation of any proceedings for that purpose, and (iv) of the happening of any event that requires the making of any changes in a Registration Statement or related prospectus so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements in the Registration Statement and prospectus not misleading in light of the circumstances in which they were made; and, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Holder hereby agrees to keep any disclosures under subsection (iv) above confidential until such time as a supplement or amendment is filed by the Company.

(f) The Company, during the period when the prospectus is required to be delivered under the Securities Act, promptly will file all documents required to be filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

(g) The Company shall use reasonable best efforts to cause all Registrable Securities registered pursuant to the terms hereof to be listed on the Exchange on which the Common Stock of the Company is then listed.

(h) The Company shall use commercially reasonable efforts to cooperate and assist in obtaining of all necessary approvals from FINRA, if any.

(i) The Company shall provide a transfer agent and registrar for the Registrable Securities not later than the effective date of such Registration Statement.

(j) If requested, the Company shall furnish to each Holder a copy of all documents filed with and all correspondence from or to the SEC in connection with the offering of Registrable Securities.

(k) The Company otherwise shall use its reasonable best efforts to comply in all material respects with all applicable rules and regulations of the SEC.

(l) The Company shall make generally available to its security holders as soon as practical, but not later than ninety (90) days after the close of the period covered thereby, an earnings statement (in form complying with, and in the manner provided by, the provisions of Rule 158 under the Securities Act) covering a twelve-month period beginning not later than the first day of the Company’s fiscal quarter next following the date any Registration Statement is declared effective.

(m) The Company shall hold in confidence and not make any disclosure of information concerning a Holder provided to the Company unless (i) disclosure of such information is reasonably determined by the Company to be necessary to comply with federal or state securities laws, (ii) the disclosure of such information is reasonably determined by the Company to be necessary to avoid or correct a misstatement or omission in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement. The Company agrees that it shall, upon learning that disclosure of such information concerning a Holder is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to such Holder and allow such Holder, at the Holder’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

4.5 Holders’ Obligations. The Company may require each Holder to promptly, but in no event later than five (5) Business Days after a proper request, furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be required in connection with such registration, including all such information as may be requested by the SEC. Each Holder agrees that, notwithstanding the provisions of Section 4.6 hereof, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.4(e) hereof, such Holder will forthwith discontinue the disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.4(e) hereof, and, if so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession and retained solely in accordance with record retention policies then-applicable to such Holder, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective by the number of days during the period from and including the date of the giving of notice pursuant to Section 4.4(f) hereof to the date when the Company shall make available to the Holders a prospectus supplemented or amended to conform with the requirements of Section 4.4(e) hereof. Notwithstanding anything to the contrary, the Company shall, to the extent that such action is not in violation of Law, cause its transfer agent to deliver unlegended shares of Common Stock to a transferee of a Holder in accordance with the terms of this Agreement in connection with any sale of Registrable Securities with respect to which a Holder has entered into a contract for sale prior to the Holder’s receipt of a notice from the Company of the happening of any event of the kind described in Section 4.4(e) and for which the Holder has not yet settled.

4.6 Blackout Provisions.

(a) The Company shall have the right, but not the obligation, to postpone the filing of the Registration Statement or to suspend the use of the Registration Statement following the effectiveness of the Registration Statement (and the filings with any international, federal or state securities commissions), if a Suspension Event (as defined below) occurs. If the Company reasonably determines that it should delay the filing of, or suspend the effectiveness and/or use of, the Registration Statement following the occurrence of a Suspension Event, the Company, by written notice, email transmission or such other means that the Company reasonably believes to be a reliable means of communication (a “Suspension Notice”), shall notify the Holders that the filing or effectiveness, as applicable, of the Registration Statement has been suspended and shall direct the Holders to suspend sales of the Registrable Securities pursuant to an effective Registration Statement until the Suspension Event has ended (provided that in no event shall such notice to any Holder contain any material, non-public information, unless such Holder requested such information or has at such time an employee designated as a director on the Board). A Suspension Event shall be deemed to have occurred if: (i) the Company is actively pursuing an underwritten primary offering of equity securities for its own account; (ii) the Company in good faith determines that (A) the offer or sale of any Registrable Securities would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, corporate reorganization or other significant transaction involving the Company; (B) after the advice of counsel, sale of Registrable Securities pursuant to the Registration Statement would require disclosure of material, non-public information not otherwise required to be disclosed under applicable law; and (C) (x) the Company has a bona fide business purposes for preserving the confidentiality of such transaction, (y) disclosure would have a material adverse effect on the Company or the Company’s ability to consummate such transaction, or (z) disclosure would render the Company unable to comply with SEC requirements, in each case under circumstances that would make it impractical or inadvisable to cause the Registration Statement (or such filings) to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis, as applicable; or (iii) the Company shall have determined in good faith, after the advice of counsel, that it is required by law, rule or regulation or that it is in the best interests of the Company to supplement the Registration Statement or file a post-effective amendment to the Registration Statement in order to incorporate information into the Registration Statement for the purpose of (1) including in the Registration Statement any prospectus required under Section 10(a)(3) of the Securities Act; (2) reflecting in the prospectus included in the Registration Statement any facts or events arising after the effective date of the Registration Statement (or of the most-recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth therein; or (3) including in the prospectus included in the Registration Statement any material information with respect to the plan of distribution not disclosed in the Registration Statement or any material change to such information. Upon the occurrence of any Suspension Event, the Company shall use its commercially reasonable efforts to cause the Registration Statement to become effective or to promptly amend or supplement the Registration Statement or to take such action as is necessary to make resumed use of the Registration Statement compatible with the Company’s best interests, as applicable, so as to permit the Holders to resume sales of the Registrable Securities as soon as practicable. In no event shall the Company be permitted to suspend the filing or use of a Registration Statement for more than thirty (30) consecutive days or for more than ninety (90) days in any 12-month period, and the first day of any such suspension must be at least five (5) days after the last day of any prior suspension (each, an “Allowable Suspension Period”).

(b) If all reports required to be filed by the Company pursuant to the Exchange Act have not been filed by the required date taking into account any permissible extension, upon written notice thereof by the

Company to the Holders, the rights of the Holders to offer, sell or distribute any Registrable Securities pursuant to any Registration Statement or to require the Company to take action with respect to the registration or sale of any Registrable Securities pursuant to any Registration Statement shall be suspended until the date on which the Company has filed such reports, and the Company shall notify the Holders in writing as promptly as practicable when such suspension is no longer required.

(c) If the Company shall take any action pursuant to clause (ii) of Section 4.6(a) with respect to any participating Holder in a period during which the Company shall be required to cause a Registration Statement to remain effective under the Securities Act and the prospectus to remain current, such period shall be extended for such Person by one (1) day beyond the end of such period for each day that, pursuant to Section 4.6(a), the Company shall require such Person to refrain from disposing of Registrable Securities owned by such Person.

4.7 Exchange Act Reports. The Company will use its reasonable best efforts to timely file with the SEC such information as the SEC may require under Section 13(a) or Section 15(d) of the Exchange Act, and the Company shall use its reasonable best efforts to take all action as may be required as a condition to the availability of Rule 144 under the Securities Act with respect to its Common Stock. The Company shall furnish to any holder of Registrable Securities forthwith upon request such reports and documents as a holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a holder to sell any such Registrable Securities without registration to the extent that such reports or documents are not publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system or any successor system thereto. Certificates evidencing Registrable Securities (if any) shall not contain any legend at such time as a Holder has provided reasonable evidence to the Company (including any customary broker’s or selling stockholder’s letters but expressly excluding an opinion of counsel other than with respect to clauses (d) or (e) below), that (a) there has been a sale of such Registrable Securities pursuant to an effective registration statement, (b) there has been a sale of such Registrable Securities pursuant to Rule 144 (assuming the transferor is not an affiliate of the Company), (c) such Registrable Securities are then eligible for sale under Rule 144(b)(i), (d) in connection with a sale, assignment or other transfer (other than under Rule 144), upon request of the Company, such Holder provides the Company with an opinion of counsel to such Holder, in a reasonably acceptable form, to the effect that such sale, assignment or transfer of the Registrable Securities may be made without registration under the applicable requirements of the Securities Act or (e) such legend is not required under applicable requirements of the Securities Act (including controlling judicial interpretations and pronouncements issued by the SEC). Following such time as restrictive legends are not required to be placed on certificates evidencing Registrable Securities (if any) pursuant to the preceding sentence, the Company will, no later than three (3) Business Days following the delivery by a Holder to the Company or the Company’s transfer agent of a certificate evidencing Registrable Securities (if any) containing a restrictive legend and the foregoing evidence (and opinion if applicable), deliver or cause to be delivered to such Holder a certificate evidencing such Registrable Securities (if any) that is free from all restrictive and other legends or credit the balance account of such Holder’s or such Holder’s nominee with DTC (if DTC is then offered by the Company and its transfer agent) with a number of shares of Common Stock equal to the number of shares of Common Stock represented by the certificate (if any) so delivered by such Holder.

4.8 Indemnification.

(a) Indemnification by the Company. The Company agrees, notwithstanding the termination of this Agreement, to indemnify and hold harmless, to the fullest extent permitted by law, each Holder and each of its managers, members, managing members, general and limited partners, officers, directors, employees and agents, and each Person, if any, who controls such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the managers, members, managing members, general and limited partners, officers, directors, employees and agents of such controlling Person (each, a “Controlling Person”), from and against any and all losses, claims, damages, judgments, fines, penalties, charges, settlement amounts (only if the Company consented in writing to the settlement, which consent shall not be unreasonably withheld or delayed), liabilities, reasonable attorneys’ fees, costs and expenses of investigating and defending any such claim (collectively, “Damages”) and any action in respect thereof to which such Holder, its managers, members, managing members, general and limited partners, officers, directors, employees and agents, and any such Controlling Persons may become subject to under the Securities Act or otherwise, but only insofar as such Damages (or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus of the Company (or any amendment or supplement thereto) or any preliminary prospectus of the Company, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, except insofar as the same are based upon information furnished in writing to the Company by such Holder or any of its managers, members, managing members, general partners, officers, directors, employees, agents and Controlling Persons expressly for use therein, and, consistent with and subject to the foregoing, shall reimburse such Holder, its managers, members, managing members, general and limited partners, officers, directors, employees and agents, and each such Controlling Person for any documented legal and other expenses reasonably incurred by such Holder, its managers, members, managing members, general and limited partners, officers, directors, employees and agents, or any such Controlling Person in investigating or defending or preparing to defend against any such Damages or proceedings. In addition to the indemnity contained herein, the Company will reimburse each Holder for its reasonable and documented out-of-pocket legal and other expenses (including the reasonable and documented out-of-pocket cost of any investigation, preparation and travel in connection therewith) as incurred in connection therewith, as promptly as practicable after such expenses are incurred and invoiced.

(b) Indemnification by the Holder. The Holders agree, severally and not jointly, to indemnify and hold harmless the Company, its officers, directors, employees and agents and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the managers, members, managing members, general and limited partners, officers, directors, employees and agents of such controlling Person, to the same extent as the foregoing indemnity from the Company to the Holders, but only with respect to information related to the Holders, or their plan of distribution, furnished in writing by the Holders or any of their managers, members, managing members, general partners, officers, directors, employees, agents and Controlling Persons to the Company expressly for use in any Registration Statement or prospectus, or any amendment or supplement thereto, or any preliminary prospectus. No Holder shall be required to indemnify any Person pursuant to this Section 4.8(b) for any amount in excess of the net proceeds received by such Holder from the sale of the Registrable Securities sold for the account of such Holder.

(c) Conduct of Indemnification Proceedings. Promptly after receipt by any Person (an “Indemnified Party”) of notice of any claim or the commencement of any action in respect of which indemnity may be sought pursuant to Section 4.8(a) or Section 4.8(b), the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an “Indemnifying Party”), notify the Indemnifying Party in writing of the claim or the commencement of such action; provided, that the failure to notify the Indemnifying Party shall not relieve it from any liability that it may have to an Indemnified Party except to the extent of any actual prejudice resulting therefrom. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, that the Indemnified Party shall have the right to employ one separate counsel to represent the Indemnified Party and its Controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of, and reimbursement of fees for, such counsel or (ii) in the reasonable opinion of counsel to such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or would reasonably have been a party and indemnity would reasonably have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding. Whether or not the defense of any claim or action is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its written consent.

(d) Contribution. To the extent any indemnification by an Indemnifying Party is prohibited or limited by law, the Indemnifying Party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under this Section 4.8 to the fullest extent permitted by law; provided, however, that: (i) no Person involved in the sale of Registrable Securities which Person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) in connection with such sale shall be entitled to contribution from any Person involved in such sale of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Registrable Securities pursuant to such Registration Statement.

4.9 No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to any of its securities (including any registration or similar agreement) which is inconsistent with or violates the material rights granted to the Holders in this Agreement.

4.10 Lock-Up Agreements. Each of the Holders agrees that, in connection with any other public offering of Common Stock by the Company, if requested by the underwriter(s), it will enter into customary “lock-up” agreements pursuant to which it will agree not to, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any shares of Common Stock or any securities convertible or exchangeable into Common Stock (subject to customary exceptions), for a period not to exceed ninety (90) days from the effective date of the Registration Statement pertaining to such Registrable Securities or from such other date as may be requested by the underwriter(s).

4.11 Termination of Registration Rights. The rights granted under this Article IV shall terminate on the termination of the Effectiveness Period; provided, however, that the indemnification provisions set forth in Section 4.8 shall survive such termination.

4.12 Assignment; Binding Effect. The rights and obligations provided in this Article IV (but no other rights under this Agreement) may be assigned in whole or in part by any Holder to any transferee of Registrable Securities (each, a “Permitted Transferee”) without the consent of the Company or any other Holder. Such assignment shall be effective upon receipt by the Company of (a) written notice from the

Holder certifying that the transferee is a Permitted Transferee, stating the name and address of the Permitted Transferee and identifying the amount of Registrable Securities with respect to which the rights under this Article IV are being transferred, and (b) a written agreement from the Permitted Transferee to be bound by all of the terms of this Article IV as a “Holder.” Upon receipt of the documents referenced in clauses (a) and (b) of this Section 4.12, the Permitted Transferee shall thereafter be deemed to be a “Holder” for all purposes of this Article IV. Except as set forth in this Section 4.12, the rights and obligations provided in this Article IV may not be assigned by any party hereto without the prior written consent of each of the other parties hereto.

ARTICLE V

MISCELLANEOUS

5.1 Further Assurances. Each of the parties hereto agrees that it shall use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to give effect to the obligations of the parties hereunder, including by executing and delivering such additional documents as may be reasonably necessary or desirable to effectuate this Agreement.

5.2 Counterparts and Copies. This Agreement may be executed in one or more counterpart signature pages (including via email in PDF format or other electronic counterpart signature pages), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

5.3 Notices. All notices, demands, requests, consents, certificates and waivers from either party to the other party shall be in writing and sent by United States registered mail, return receipt requested, postage prepaid, or via e-mail, addressed as follows:

(a)         If to the Company:

Farmland Partners, Inc.

Attn: Legal

4600 S. Syracuse Street, Suite 1450,

Denver, Colorado 80237

legal@farmlandpartners.com

(b)         If to the Security Holders:

Forsythe Family Farms, Inc.,

Gerald R. Forsythe,

Forsythe-Fournier Farms, LLC,

Forsythe-Fawcett Farms, LLC,

Forsythe-Bernadette Farms, LLC,

Forsythe Land Company,

Forsythe Family Farms, L.P.,

Forsythe Family Farms II, L.P., and

Forsythe-Breslow Farms, LLC

Attn: Gerald R. Forsythe

1111 Willis Avenue

Wheeling, Illinois  60090

Facsimile (847) 520-7268

gforsythe@newmidwestgroup.com

or to such other address or email address as the party to receive the notice, demand, request, consent, certificate or waiver may hereafter designate in writing to the other.  All notices, demands, requests, consents, certificates and waivers shall be deemed to be given when sent via email, or on the third business day after being deposited in the United States mail as aforesaid, whichever occurs first.

5.4 Governing Law; Judicial Proceedings; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to principles of conflicts of laws thereof. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally submits to the exclusive jurisdiction and venue in the Circuit Court for Baltimore City, Maryland, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Maryland, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree (i) to consent to the assignment of any proceeding in the Circuit Court for Baltimore City, Maryland to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 (or any successor thereof); and (ii) that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 5.4. TO THE EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE RELATED AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO OR THERETO IN CONNECTION HEREWITH OR THEREWITH. THE PARTIES HERETO HEREBY EXPRESSLY ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

5.5 Amendment and Modification; Waiver. This Agreement shall not be amended or modified in any manner except by an instrument in writing executed by each of the parties.  No waiver of any covenant or condition contained in this Agreement or of any breach of any such covenant or condition shall constitute a waiver of any subsequent breach of such covenant or condition by either party, or justify or authorize the nonobservance on any other occasion of the same or any other covenant or condition hereof of either party, nor shall any forbearance by either party to seek a remedy for any breach constitute a waiver with respect to such or any subsequent breach.

5.6 Severability. Each party agrees that it will perform its obligations hereunder in accordance with all applicable laws, rules and regulations now or hereafter in effect.  If any term or provision of this Agreement shall be found to be wholly illegal, invalid or unenforceable in any jurisdiction, the remainder of this Agreement shall be given full effect as if such provision were stricken.  In the event any term or provision of this Agreement shall be held overbroad in any respect, then such term or provision shall be narrowed, modified or limited by a court only to the extent necessary to make such provision or term enforceable while effectuating the intent of the parties herein expressed.

5.7 Headings and Captions. The headings and captions in this Agreement are for convenience only and are not a part of this Agreement and do not in any way define, limit or describe or amplify the terms and provisions or the scope or intent hereof.

5.8 Entire Agreement; Third Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the other agreements to be delivered in connection with the Transactions (as defined in the Contribution Agreement), including the Contribution Agreement, represent the entire agreement between the parties hereto and supersedes all other prior agreements, understandings, negotiations, oral or written, between the parties concerning the subject matter hereof.  The exhibits and schedules referenced in this Agreement constitute an integral part of this Agreement and are incorporated herein by reference and made a part hereof.  Except as otherwise expressly stated herein, no provision of this Agreement is intended to or shall confer on any person, other than the parties hereto (and the successors and permitted assignees) any right under this Agreement.

5.9  Successors; Assignment.  Except as otherwise provided in this Agreement, the covenants, conditions and agreement contained herein shall bind and insure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.  No assignment of any part of this Agreement or any right or obligation hereunder may be made by any party without the prior written consent of the other parties hereto, and any attempted assignment without such consent shall be void and no force or effect.

5.10                        Joint and Several Liability. The Security Holders hereby agree that all covenants, agreements, liability and obligations under this Agreement are joint and several to the Security Holders, and each Security Holder will be liable to the fullest extent provided for in this Agreement for any breach, default, liability or other obligation of each of the other Security Holders.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Security Holder’s Agreement as of the date first above written.

SECURITY HOLDERS:		COMPANY:

Forsythe Family Farms, Inc.		Farmland Partners Inc.

By:	/s/ Gerald R. Forsythe	By:	/s/ Luca Fabbri
Name:	Gerald R. Forsythe	Name:	Luca Fabbri
Title:	Managing Member	Title:	Chief Financial Officer, Secretary and
Treasurer

Marsha Forsythe Farms, LLC
(Formerly: Forsythe-Fournier Farms, LLC)
By:	/s/ Marsha L. Forsythe
Name:	Marsha L. Forsythe
Title:	Sole Member

Forsythe-Fawcett Farms, LLC

By:	/s/ Michelle R. Fawcett
Name:	Michelle R. Fawcett
Title:	Sole Member

Forsythe-Bernadette Farms, LLC

By:	/s/ Melissa F. Bernadette
Name:	Melissa F. Bernadette
Title:	Sole Member

Forsythe-Breslow Farms, LLC

By:	/s/ Monica J. Breslow
Name:	Monica J. Breslow
Title:	Sole Member

Gerald R. Forsythe

/s/ Gerald R. Forsythe

Forsythe Land Company

By:	/s/ Gerald R. Forsythe
Name:	Gerald R. Forsythe
Title:	President

Forsythe Family Farms, L.P.

By:	/s/ Gerald R. Forsythe
Name:	Gerald R. Forsythe
Title:	General Member

Forsythe Family Farms II, L.P.

By:	/s/ Gerald R. Forsythe
Name:	Gerald R. Forsythe
Title:	General Member